Exhibit 99.1

EMSC News

Contact:	Douglas Moore, PR Manager
(303) 495-1287
Doug.moore@emsc.net

EMSC TO FILE 10-Q/A TO CORRECT CLERICAL HEADER ERROR

Greenwood Village, CO (August 14, 2006) – Emergency Medical Services Corporation (NYSE: EMS) will be filing a 10-Q/A for the period ended June 30, 2006 for the sole purpose of correcting two clerical errors in the Form 10-Q filed on August 4, 2006. In the table on page 26 for AMR under the heading “Unaudited Results of Operations and as a Percentage of Net Revenue,” the subheadings for two of the columns were inadvertently reversed and one of the columns contained a typographical error: the heading which reads “Six months ended June 30, 2005” should read “Three months ended June 30, 2005” and the heading which reads “Three months June 30, ended 2006” should read “Six months ended June 30, 2006.” These corrections will be made in the corresponding tables of the Form 10-Q/A which the company expects to file promptly.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EMSC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Form 10-K. Among such factors are: the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry; and the loss of existing contracts and the accuracy of our assessment of costs under new contracts.

About Emergency Medical Services Corporation

Under the recognized brands of EmCare® and American Medical Response® (AMR), Emergency Medical Services Corporation, headquartered in Greenwood Village, Colorado, is a leading provider of emergency medical services in the United States, serving more than nine million patients each year. EmCare provides outsourced emergency department staffing and management services to more than 335 hospitals in 39 states. American Medical Response is America’s leading provider of ambulance services, with local operations in over 250 communities in 36 states and the District of Columbia. For more information, visit www.emsc.net.

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